EXHIBIT 99.2

Harrow Health, Inc.

Letter to Stockholders

August 10, 2021

To the Stockholders of Harrow Health, Inc.:

Harrow continues to be a reliable and innovative pharmaceutical supplier to hundreds of thousands of Americans and many thousands of eyecare institutions across the country, including optometrists, ophthalmologists, ambulatory surgery centers, and hospitals.

As a result of our commitment to our customers and the diligence of a dedicated team of Harrow-affiliated employees, the second quarter of 2021 was our best financial quarter in company history, marking the fourth consecutive quarter of record results.

In addition to record operating results in our ophthalmic pharmaceuticals business, we are delivering on our promise to execute our Strategic Vision aimed at becoming a leading U.S. eyecare company. In alignment with that objective, we are focused on growing revenues from FDA-approved products to the point where, in the next few years, they exceed our revenues from compounded products. Our partnership with EyePoint to market DEXYCU® was the first step towards the achievement of our goal. Our new partnership with NovaBay for its product, prescription-based Avenova®, was another step. And our recently announced acquisition of AMP-100 is yet another step – and a potentially big step, indeed. We hope there are more “steps” to announce soon. We will talk more about the specifics of the AMP-100 transaction and the execution of our Strategic Vision, but first let’s look at key financial metrics for the second quarter and first half of 2021.

Financial Highlights and Key Metrics

Total revenues of $18.1 million for the second quarter of 2021 was a new company record and a 125% increase compared with $8.1 million reported for the same period in 2020. The impact of COVID-19 somewhat exaggerated growth over the prior-year period; however, second quarter 2021 revenues also represent a 17% sequential increase over our previous record revenues of $15.4 million in the first quarter of 2021.

The ImprimisRx commercial team continues to gain market share for DEXYCU® units, with second quarter unit volumes nearly doubling over the prior quarter and related commissions reaching $827,000. This is another company record.

Revenue per shipping day of $283,000 in the second quarter of 2021 was another company record, compared to $245,000, our prior company record from the first quarter of 2021.

The total number of product units we distributed exceeded 560,000 for the second quarter of 2021 – another company record.

Gross margin of 75.6% for the second quarter of 2021 matched our company record from the first quarter of 2021 and was an increase over the prior-year period gross margin of 60.2%.

Adjusted EBITDA (a non-GAAP measure) of $5.7 million for the second quarter of 2021 was another company record, a significant increase over the Adjusted E(L)BITDA reported in the prior-year period of $(1.7) million and a 33% increase over Adjusted EBITDA of $4.3 million in the first quarter of 2021. GAAP net loss attributable to Harrow Health, Inc. for the second quarter was $(2.5) million compared with a net loss of $(237,000) in the prior-year period. A reconciliation of all non-GAAP financial measures in this letter begins on page 6.

Cash flow provided by operations for the second quarter of 2021 was another company record at $5.4 million, an increase of $8.1 million over cash flow used in operations of $2.7 million in the prior-year period and a 70% increase over cash flow provided by operations of $3.2 million in the first quarter of 2021.

GAAP Operating income of $4.2 million for the second quarter of 2021 was another company record, compared with an operating loss of $3.2 million during the same period last year and a 43% increase over operating income of $2.9 million during the first quarter of 2021.

Selling, general and administrative expenses for the second quarter increased over the sequential quarter by about 12%, or $1 million, primarily due to an increase in sales and marketing activities, including variable costs such as sales commissions, and other activities such as in-person trade shows.

ImprimisRx segment contribution of $7.2 million for the second quarter of 2021 was another company record and demonstrates its stand-alone earnings power. This contribution included non-cash expenses related to depreciation, amortization, and stock-based compensation of $521,000, compared to segment contribution of $(239,000) in the prior-year period and $5.7 million in the first quarter of 2021.

Selected highlights regarding operating results for the three months and six months ended June 30, 2021, and for the same periods in 2020 are as follows (in thousands, except per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Total revenues	$18,134	$8,060	$33,577	$19,877
Cost of sales	4,417	3,204	8,187	6,830
Gross profit	13,717	4,856	25,390	13,047
Selling, general and administrative	9,123	6,954	17,287	15,370
Research and development	425	749	1,017	1,152
Impairment of intangible assets	-	363	-	363
Total operating expenses	9,548	8,066	18,304	16,885
Income (loss) from operations	4,169	(3,210)	7,086	(3,838)
Total other (expense) income, net	(6,647)	2,950	(9,347)	(9,345)
Income taxes	-	-	-	-
Total net loss including noncontrolling interests	(2,478)	(260)	(2,261)	(13,183)
Net loss attributable to noncontrolling interests	-	23	-	39
Net loss attributable to Harrow Health, Inc.	(2,478)	(237)	(2,261)	(13,144)
Preferred dividends and accretion of preferred stock discount	(472)	-	(472)	-
Net loss attributable to Harrow Health, Inc. common stockholders	$(2,950)	$(237)	$(2,733)	$(13,144)
Net loss per share of common stock, basic and diluted	$(0.11)	$(0.01)	$(0.10)	$(0.51)

Strategic Vision

The entire Harrow team is focused on leveraging what we have accomplished over the past seven years to drive continued growth and stockholder value creation based on three commitments:

1.	We will deliver accessible and affordable prescription pharmaceuticals to the U.S. ophthalmic surgical, chronic, and acute care markets.

2.	We make quality and innovation the core of our company; and in addition to the many proprietary compounded products we built our business on, we intend to provide pharmaceutical solutions that include high-value FDA-approved products.

3.	Every member of the Harrow team is dedicated to the service of doctors, hospitals, ambulatory surgery centers – and the patients who rely on their care.

Execution

In order to position Harrow to transactionally execute on growth opportunities intrinsic to our Strategic Vision, we paid off our secured senior lender and strengthened our cash position by issuing $75 million in unsecured notes, reducing our cost of capital and giving us adequate liquidity and financial flexibility. We are thrilled that we accomplished this without diluting common stockholders. This new flexibility and capital enabled us to aggressively move forward with our M&A pipeline of strategic product acquisitions as well as related capital investments.

Dexycu continues to be a growing success. During the second quarter, we achieved record unit volumes and sales of Dexycu. We hope that, based on the results we have delivered with Dexycu, we have proven ourselves as a potent commercial force, certainly capable of driving real sales volumes for high-quality clinically important ophthalmic pharmaceutical products.

Today, our commercial team is also excited about the following new opportunities:

○	In July, we announced our partnership with NovaBay Pharmaceuticals to begin offering prescription Avenova®, a clinically proven antimicrobial lid and lash solution for the management of numerous chronic eye conditions. Avenova is a highly regarded and well recognized product in the ophthalmic community, and we are excited to work with the NovaBay team on this product as we offer it to our growing prescriber base.

○	After the close of the second quarter, we announced the acquisition of rights in the U.S. and Canada to market and sell AMP-100. AMP-100 is a patented, ophthalmic topical anesthetic drug candidate that, if approved, could be administered during ophthalmic interventions such as cataract surgery and intravitreal injections, which in the aggregate, have an estimated TAM (total addressable market) exceeding 10 million procedures annually in the U.S.[1] We expect a new drug application (NDA) for AMP-100 to be submitted to the FDA in the fourth quarter of 2021, and, if approved, we plan to commercially launch AMP-100 in late 2022.

We are proud of the partnership with NovaBay, and we regard the closing of the AMP-100 deal as having significant potential positive impact on our business. But we have more “in store” because we are making progress with other opportunities to potentially fold into our business. We hope to reflect our efforts with announcements of additional transactions in the near future.

[1]        According to a Market Scope 2019, IOL Market Report, and Ophthalmologica, 2018 Update on Intravitreal Injections.

Investments and Royalties

Harrow Health currently holds non-controlling equity positions in Eton Pharmaceuticals, Surface Ophthalmics, and Melt Pharmaceuticals, which are all former subsidiaries of Harrow Health. Visionology is currently a Harrow Health-controlled subsidiary.

●	We currently own approximately 2.0 million common shares of Nasdaq-listed Eton Pharmaceuticals, an orphan-drug focused pharmaceutical company founded by Harrow in 2017. As part of our Eton stock sale in April, we entered into a lock-up agreement on our Eton shares and are happy to remain one of the largest holders of Eton common stock, as we believe in the long-term outlook of the Eton business and assets.

●	In July 2021, Surface Ophthalmics announced a $25 million round of funding at $4.50 per share. Funds from this capital raise will be used by Surface to advance its three active clinical stage and potentially large market ocular surface disease programs. All three drug programs are currently enrolling or have completed their respective Phase 2 studies. Surface recently announced that it had enrolled more than 50% of its targeted patients for its landmark Phase 2 trial for SURF-100, which directly compares SURF-100 with the current leading treatments for dry eye disease, lifitegrast ophthalmic solution 5% and cyclosporine ophthalmic emulsion 0.05%. Topline clinical readouts for both of Surface’s Phase 2 clinical trials – SURF-100 for chronic eye disease and SURF-200 for acute dry eye disease – are expected in the first half of 2022. Harrow owns royalty rights on all drug candidates that Surface is developing, including SURF-100, SURF-200, and SURF-201, and 3.5 million shares of Surface common stock, which, following the close of the July financing, is about 20% of the outstanding Surface equity interests.

●	We own approximately 44% of the common stock of Melt Pharmaceuticals, which completed its Phase 1 study of its flagship drug candidate, MELT-100, in early 2021 and expects to dose its first patient in its Phase 2 clinical study in September 2021. Importantly, this study, which is the pivotal efficacy activity for the MELT-100 program, is expected to have a topline clinical readout in early 2022. Finally, Melt expects to file two new investigational new drug applications (INDs) this year. Harrow owns royalty rights on all drug candidates that Melt is developing.

●	Visionology is our direct-to-consumer eyecare platform that we’ve been developing over the past three years. Visionology is focused on what we call “Eyecare-as-a-Service” – which will provide a digital front door to consumers that is integrated with a digital front door to a distributed network of eyecare professionals in order to deliver value, transparency, and access to eyecare to consumers across the United States. We began a regional launch of Visionology in May 2021, and we are continuing to hone our platform before expanding it to other regions. Based on our early results to date, we believe Visionology has the right marketing approach, functionality, and ease of use to be the national leader in the burgeoning direct-to-consumer eyecare industry.

Closing

With the first half of 2021 under our belts, we are well capitalized, growing, and cash flowing. We have exciting growth prospects before us – from organic growth in our core business, including an impactful group of products nearing later stages in our development pipeline, to acquiring rights to a series of FDA-approved products and later stage drug candidate programs – that should fuel our goal of increasing product revenues from FDA-approved products. The execution of our Strategic Vision should yield positive transformation of our company and advance our goal of making Harrow Health a leading U.S. eyecare company.

Importantly, I want to close by acknowledging my deep gratitude for the work of the 146 Harrow-affiliated employees who I proudly call partners. Their commitment and dedication to our company and our clients are directly responsible for our financial and operational success. Because of the professionalism, creativity, and steadfastness of our team, Harrow positively impacts the lives of hundreds of thousands of Americans each year and delivers the tremendous financial performance described in this Letter. And we are just getting started!

On behalf of the entire Harrow family, I look forward to updating you on our progress in the next Letter to Stockholders in November of 2021.

Sincerely,

Mark L. Baum

Founder and Chief Executive Officer

Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial measures, specifically Adjusted EBITDA and/or adjusted earnings. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All ImprimisRx compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all ImprimisRx compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

Adjusted EBITDA

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The Company defines Adjusted EBITDA as net income (loss) attributable to Harrow Health, Inc., excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, impairment of intangible assets, investment loss (income), net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss) attributable to Harrow Health, Inc. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted E(L)BITDA, a non-GAAP measure, to the most comparable GAAP measure, net income (loss) attributable to Harrow Health, Inc., for the three months ended June 30, 2021, and for the same period in 2020 (in thousands):

	For the Three Months Ended
	June 30,			March 31,
	2021		2020	2021
GAAP net loss (income) attributable to Harrow Health, Inc.	$(2,478)		$(237)	$217
Stock-based compensation and expenses	1,078		628	855
Interest expense, net	1,314		505	513
Income taxes	-		-	-
Depreciation	412		465	464
Amortization of intangible assets	39		43	40
Impairment of intangible assets	-		363	-
Investment loss (income), net	4,526		(3,436)	4,154
Other expense (income), net	807	(1)	(19)	(1,967	)(2)
Adjusted E(L)BITDA	$5,698		$(1,688)	$4,276

(1)	Includes $756 for early extinguishment of loan.
(2)	Gain on forgiveness of Paycheck Protection Program loan administered by the U.S. Small Business Administration.

Equity Portfolio

Company	Number of Shares of Common Stock at June 30, 2021	Estimated Value at June 30, 2021
Eton Pharmaceuticals	1,982,000	$12,209,120
Surface Ophthalmics	3,500,000	$15,750,000	(1)
Melt Pharmaceuticals	3,500,000	$17,500,000	(2)
Estimated Total Value		$45,459,120

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price ($4.50) of the Series A-1 Preferred Stock (the most recent offering) multiplied by the number of shares owned by Harrow at June 30, 2021.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price ($5.00) of the Series A Preferred Stock (the most recent offering) multiplied by the number of shares owned by Harrow at June 30, 2021.

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